Exhibit 99.2
August 14, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports July 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported July and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 7.6 percent increase in traffic on a 6.8 percent increase in capacity compared to July 2017. Load factor increased 0.7 points to 87.7 percent.

The following table shows the operational results for July and year-to-date compared to the prior-year periods:

	July			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	4,353	4,073	6.9%	26,911	25,472	5.6%
Revenue passenger miles RPM (000,000) "traffic"	5,236	4,864	7.6%	32,122	30,125	6.6%
Available seat miles ASM (000,000) "capacity"	5,969	5,591	6.8%	38,282	35,596	7.5%
Passenger load factor	87.7%	87.0%	0.7 pts	83.9%	84.6%	(0.7) pts

MAINLINE
Mainline reported a 6.7 percent increase in traffic on a 5.7 percent increase in capacity compared to July 2017. Load factor increased 0.9 points to 88.3 percent. Mainline also reported 82.9 percent of its flights arrived on time in July 2018, compared to 83.1 percent reported in July 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for July and year-to-date compared to the prior-year periods:

	July			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,415	3,206	6.5%	21,088	19,920	5.9%
RPMs (000,000)	4,785	4,485	6.7%	29,365	27,837	5.5%
ASMs (000,000)	5,420	5,129	5.7%	34,807	32,730	6.3%
Passenger load factor	88.3%	87.4%	0.9 pts	84.4%	85.1%	(0.7) pts
On-time arrivals as reported to U.S. DOT	82.9%	83.1%	(0.2) pts	83.3%	77.1%	6.2 pts

REGIONAL
Regional traffic increased 19 percent on an 18.8 percent increase in capacity compared to July 2017. Load factor increased 0.2 points to 82.2 percent. Alaska's regional partners also reported 86 percent of its flights arrived on time in July 2018, compared to 82.9 percent in July 2017.

The following table shows regional operational results for July and year-to-date compared to the prior-year periods:

	July			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	938	867	8.2%	5,823	5,552	4.9%
RPMs (000,000)	451	379	19.0%	2,757	2,288	20.5%
ASMs (000,000)	549	462	18.8%	3,475	2,866	21.2%
Passenger load factor	82.2%	82.0%	0.2 pts	79.4%	79.8%	(0.4) pts
On-time arrivals as reported to U.S. DOT	86.0%	82.9%	3.1 pts	86.3%	79.3%	7.0 pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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